Exhibit 99.4

FTI Consulting in Discussions to Enter Into New $350.0 Million Credit Agreement

WEST PALM BEACH, Fla., Nov. 9, 2012 /PRNewswire/ — FTI Consulting, Inc. (NYSE: FCN) (the “Company”) the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that it is in discussions with its existing lenders, and possibly new lenders with respect to a proposed new five-year revolving credit facility in the aggregate amount of $350.0 million, with an accordion feature that would allow the Company, subject to credit availability, to increase the amount of such facility to $425.0 million in the aggregate.

The new credit agreement, which would represent a $100.0 million increase in commitments compared to the Company’s existing credit agreement (without giving any effect to the accordion feature), would terminate in 2017 and would replace the Company’s existing revolving credit facility, which expires in 2015. Although the Company anticipates entering into the new credit agreement in November 2012, there can be no assurance that it will enter into the new credit agreement under the terms described above, or at all.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.57 billion in revenues during fiscal year 2011. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT: Mollie Hawkes +1-617-747-1701, mollie.hawkes@fticonsulting.com